Exhibit 3.1
Certification of Incorporation of the Registrant

Certificate of Incorporation

1. Name of Corporation:	Universal Tracking Solutions, Inc.
2. Registered Agent Name and Street Address:	The Nevada Company 5412 Lavender Court North Las Vegas, NV 89031
3. Shares:	100,000,000 Authorized with $0.0001 Par Value
4. Name and Address of Board of Directors/Trustees:	Don Quarterman 2691 Floral Valley Dr. Dacula, GA 30019
5. Purpose:	Technology development
6. Name, Address and Signature of Incorporator:	Don Quarterman 2691 Floral Valley Dr. Dacula, GA 30019
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation.
Authorized Signature of R.A. or On behalf of R.A. Company - 7-11-06